FOLEY & LARDNER

                                ATTORNEYS AT LAW

CHICAGO                          FIRSTAR CENTER                       SACRAMENTO
DENVER                     777 EAST WISCONSIN AVENUE                   SAN DIEGO
JACKSONVILLE            MILWAUKEE, WISCONSIN 53202-5367            SAN FRANCISCO
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MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                                                          WEST PALM BEACH

                             ____________ ___, 2001


IES Utilities Inc.
Interstate Power Company
Alliant Energy Tower
200 First Street SE
Cedar Rapids, Iowa 52401

Ladies and Gentlemen:

          You have requested our opinion as to material federal income tax consequences of the merger of Interstate Power Company, a Delaware corporation ("IPC"), with and into IES Utilities Inc., an Iowa corporation ("IESU"), pursuant to an Agreement and Plan of Merger dated March 15, 2000, as amended (the "Agreement"), by and between IPC and IESU as more completely described below and as described in the Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed by IESU with the Securities and Exchange Commission (the "Proxy Statement/Prospectus").

A.   Statement of Facts.

          IPC is a subsidiary of Alliant Energy Corporation ("Alliant") and a public utility operating company with all of its operations in the States of Iowa, Minnesota and Illinois. IPC provides electric energy and natural gas and transports natural gas in interstate commerce. As of September 30, 2000, the outstanding shares of capital stock of IPC consisted of (i) 9,777,432 shares of common stock, $3.50 par value per share ("IPC Common Stock"), all owned by Alliant; (ii) 60,455 shares of 4.36% cumulative preferred stock, par value $50 per share ("4.36% IPC Preferred Stock"); (iii) 55,926 shares of 4.68% cumulative preferred stock, par value $50 per share ("4.68% IPC Preferred Stock"); (iv) 100,000 shares of 7.76% cumulative preferred stock, par value $50 per share ("7.76% IPC Preferred Stock"); and (v) 545,000 shares of 6.40% cumulative preferred stock, par value $50 per share ("6.40% IPC Preferred Stock") (collectively, the 4.36% IPC Preferred Stock, the 4.68% IPC Preferred Stock, the 7.76% IPC Preferred Stock and the 6.40% IPC Preferred Stock are referred to herein as the "IPC Preferred Stock"). The IPC Preferred Stock is publicly held.
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          IESU is a subsidiary of Alliant and a public utility operating company with all operations in the State of Iowa. IESU supplies electric energy, natural gas and steam services. As of September 30, 2000, the outstanding shares of capital stock of IESU consisted of (i) 13,370,788 shares of common stock, $2.50 par value per share ("IESU Common Stock"), all owned by Alliant; (ii) 120,000 shares of 4.30% Cumulative Preferred Stock, par value $50 per share ("4.30% IESU Preferred Stock"); (iii) 146,406 shares of 4.80% Cumulative Preferred Stock, par value $50 per share ("4.80% IESU Preferred Stock"); (iv) and 100,000 shares of Cumulative Preferred Stock, par value $50 per share, designated as Series 6.10% ("6.10% IESU Preferred Stock") (collectively, the 4.30% IESU Preferred Stock, the 4.80% IESU Preferred Stock and the 6.10% IESU Preferred Stock are referred to herein as the "IESU Preferred Stock"). The IESU Preferred Stock is publicly held.

          The Agreement provides for the merger (the "Merger") of IPC with and into IESU (the "Surviving Corporation"), which Merger will result in the combination of IESU and IPC as a single corporation. The Surviving Corporation will change its name to "Interstate Power and Light Company" pursuant to the Merger.

          Pursuant to the Merger, (i) each share of IPC Common Stock issued and outstanding or held in treasury immediately prior to the effective time of the Merger (the "Effective Time") will be canceled and no IESU Common Stock or other consideration will be given in exchange therefor because Alliant owns 100% of both the IESU Common Stock and the IPC Common Stock; (ii) each share of IPC Preferred Stock of each series will cease to be outstanding and will be converted into and become the right to receive one share of new Class A preferred stock of the Surviving Corporation ("Class A Preferred Stock") of the corresponding series (i.e., Series 4.36% Class A Preferred Stock, Series 4.68% Class A Preferred Stock, Series 7.76% Class A Preferred Stock and Series 6.40% Class A Preferred Stock) with substantially identical rights, designations and preferences, including rights to accrued dividends, as more fully set forth in the Proxy Statement/Prospectus; (iii) each share of IPC Preferred Stock held in treasury will be cancelled and extinguished without conversion or payment; (iv) shares of IESU Common Stock issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and, at the Effective Time, will remain issued and outstanding as shares of common stock of the Surviving Corporation; and (v) shares of IESU Preferred Stock issued and outstanding immediately prior to the Effective Time will be unaffected by the Merger and, at the Effective Time, will remain issued and outstanding as shares of preferred stock of the Surviving Corporation.

          The Board of Directors of both IPC and IESU have determined that the Merger is in the best interests of the companies and their shareholders because, among other reasons, the Merger is expected to reduce corporate and administrative expenses by reducing systems costs related to redundant reporting requirements. In addition, the companies expect to realize savings by eliminating certain redundant maintenance contracts and eliminating some redundant operating personnel.

B.   Representations.
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          The description in the Proxy Statement/Prospectus under the heading
"Certain Federal Income Tax Consequences of the Merger" and our opinion as stated herein are based upon and subject to:

1. The Merger being effected in the manner described in the Proxy Statement/Prospectus and in accordance with the Agreement, and a Certificate of Merger, Articles of Merger, and any other necessary documents being properly executed and filed, all in accordance with the applicable sections of the Delaware General Corporation Law and the Iowa Business Corporation Act.

2. The accuracy and completeness of the statements concerning the Merger set forth in the Proxy Statement/Prospectus.

3. The accuracy of certain representations made to us by IESU and the continued accuracy of such representations at all times through the Effective Time.

4. The accuracy of certain representations made to us by IPC and the continued accuracy of such representations at all times through the Effective Time.

5. The accuracy of certain representations made to us by Alliant and the continued accuracy of such representations at all times through the Effective Time.

C.   Opinions.

          Based upon the foregoing, and subject to the conditions and limitations set forth below, we are of the opinion that:

                    (i) The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). IESU and IPC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                    (ii) No gain or loss will be recognized by either IESU or IPC pursuant to the Merger. The adjusted tax basis of the assets of IPC received by IESU will be the same as the adjusted tax basis of IPC in such assets immediately prior to the Merger. The holding period of the assets of IPC received by IESU in the Merger will include the period during which IPC held the assets prior to the Merger.

                    (iii) Except to the extent of the receipt of cash due to the exercise of dissenters' rights, no gain or loss will be recognized by a holder of IPC Common Stock or IPC Preferred Stock pursuant to the Merger. The income tax basis of Class A Preferred Stock received by the holders of IPC Preferred Stock pursuant to the Merger will be the same as the income tax basis of the corresponding series of IPC Preferred Stock surrendered in exchange

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          therefor. The holding period of Class A Preferred Stock received by each holder of IPC Preferred Stock in the Merger will include the holding period of the corresponding series of IPC Preferred Stock exchanged therefor, provided that such shareholder held such IPC Preferred Stock as a capital asset within the meaning of Section 1221 of the Code on the date of the Merger.

                    (iv) Except to the extent of the receipt of cash due to the exercise of dissenters' rights, no gain or loss will be recognized by a holder of IESU Common Stock or IESU Preferred Stock pursuant to the Merger. The income tax basis of IESU Preferred Stock held by such shareholders prior to the Merger will be the same as the income tax basis of such IESU Preferred Stock prior to the Merger. The holding period of IESU Preferred Stock held by such shareholders prior to the Merger will be the same as the holding period of such IESU Preferred Stock prior to the Merger.

D.   Limitations.

          We express no opinion on the following matters:

          The tax treatment of the Merger under other provisions of the Code and the regulations thereunder.

          The tax treatment of any conditions existing at the time of, or effects resulting from, the Merger that are not specifically addressed herein, including without limitation the tax treatment of any shareholder of IPC who acquired IPC Preferred Stock pursuant to an employee stock option or otherwise as compensation.

          The tax treatment of the Merger under the laws of any state or commonwealth or any other jurisdiction other than the United States.

          Our opinions are based upon the existing provisions of the Code, the regulations thereunder, published revenue rulings, procedures, and releases of the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any of such changes may be retroactive with respect to transactions entered into prior to the date of such changes and could modify our opinions retroactively. The Internal Revenue Service is not bound by our opinions and, accordingly, is not precluded from asserting positions contrary to our opinions. Further, the opinions expressed herein are based upon our best interpretations of existing sources of law and express what, based on these sources, we believe a court would likely conclude if presented with these issues. However, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

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          As explained above, our opinions, as set forth herein, are based upon the representations and factual statements referred to herein. If any such representation or factual statement is inaccurate or incorrect in any material respect now or at the Effective Time, any or all of the opinions expressed herein with respect to the Merger may become inapplicable.

                  This letter is furnished to you solely for use in connection with the Merger, as described in the Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. The opinion may not be relied upon by anyone other than IESU, IPC and Alliant. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the reference to the above-mentioned opinion under the caption "Certain Federal Income Tax Consequences of the Merger." In giving such consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under
Section 7 the Act.

                                         Very truly yours,

                                         DRAFT

                                         FOLEY & LARDNER